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                                AMENDMENT NUMBER 1 TO
                                   RULE 18f-3 PLAN


     Pursuant to the Rule 18f-3 Multiple Class Plan of the Hartford Series Fund, Inc. adopted January 22, 1998 (the "Plan"), Hartford Global Leaders HLS Fund is hereby included as an additional Fund. All provisions in the Plan shall also apply to Hartford Global Leaders HLS Fund.